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                     CERTIFICATE OF DESIGNATIONS, RIGHTS AND
                               PREFERENCES OF THE
                            SERIES C PREFERRED STOCK

                                       OF

                          OPTICARE HEALTH SYSTEMS, INC.

                     PURSUANT TO SECTION 151 OF THE GENERAL
                    Corporation Law of the State of Delaware

     The undersigned, being the President or Secretary of OptiCare Health Systems, Inc., a Delaware corporation (the "Corporation"), does hereby certify, in his capacity as such, that the following resolution has been duly adopted by the board of directors of the Corporation:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the board of directors of the Corporation (the "Board") by the provisions of Article Fourth of the Corporation's Certificate of Incorporation, as amended to date (the "Certificate of Incorporation"), the Board hereby creates a series of preferred stock of the Corporation, par value $0.001 per share, consisting of 406,158 shares, which series shall have the following powers, designations, preferences and relative participating, optional or other rights, and the following qualifications, limitations or restrictions:

     1. Designation and Amount. The shares of such series shall have a par value of $0.001 per share and shall be designated the "Series C Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be 406,158.

     2. Rank. The Series C Preferred Stock shall, with respect to rights on liquidation, winding up, corporate reorganization and dissolution, rank senior to (i) the common stock, par value $0.001 per share, of the Corporation (the "Common Stock"), (ii) each other class and series of stock of the Corporation now issued or outstanding (the "Existing Stock") and (iii) each other class and series of equity securities that may be authorized, issued or outstanding in the future and that by its terms does not rank senior to or on parity with the Series C Preferred Stock (together with the Common Stock and Existing Stock, the "Junior Stock").

     3. Dividends. The holders of shares of the Series C Preferred Stock shall be entitled to receive, equally, ratably and on a parity with the holders of Common Stock, out of funds legally available therefor, dividends in an amount equal to the amount of dividends such holders would receive if such shares of Series C Preferred Stock had been converted into Common Stock, on each date on which dividends are



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declared on Common Stock, other than dividends payable in Common Stock. Such dividends shall be cumulative and shall be payable on the date specified by the Board of Directors at the time such dividend is declared (the "Dividend Payment Date"), to holders of record as of the close of business on the date specified by the Board of Directors at the time such dividend is declared (the "Record Date"), concurrently as it shall declare and pay dividends to the holders of shares of Common Stock. Any such Record Date shall be not less than ten days and not more than 30 days prior to the relevant Dividend Payment Date.

     4. Preference on Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made or any assets distributed to the holders of any of the shares of Series B 12.5% Voting Cumulative Convertible Participating Preferred Stock (the "12.5% Preferred Stock") or Junior Stock an amount in cash for each share of Series C Preferred Stock outstanding, equal to $40 per share (the "Liquidation Value"), plus an amount in cash equal to all accrued but unpaid dividends thereon to the date of such payment. If the assets of the Corporation, or the proceeds thereof, are not sufficient to pay in full the aggregate amount payable to the holders of outstanding shares of the Series C Preferred Stock pursuant to the terms of the preceding sentence, then the holders of all such shares shall share ratably in such distribution of assets, or the proceeds thereof, in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series C Preferred Stock are entitled were paid in full.

     5. Voting Rights. Each holder of shares of Series C Preferred Stock shall be entitled to vote in the same manner and with the same effect as the holders of the Common Stock on all matters to be voted on by the holders of the Common Stock. Except as otherwise expressly provided herein or as otherwise required by law, each holder of shares of Series C Preferred Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which the shares of Series C Preferred Stock of such holder could be converted (even if such shares of Common Stock have not yet been authorized and reserved for issuance) pursuant to the provisions of Section 6 hereof at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as otherwise expressly provided herein or as otherwise required by law, the holders of Series C Preferred Stock and any other voting stock shall vote together and not as separate classes.

     6. Conversion Rights.

          (a) The shares of Series C Preferred Stock shall be convertible (in whole or in part) at the option of the holder thereof on the terms and conditions set forth in this Section 6, at any time, to the extent that the Corporation has sufficient shares of Common Stock authorized and not otherwise reserved, upon surrender to the


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     Corporation of the certificate or certificates for the shares to be converted, into a number of fully paid and nonassessable shares of Common Stock equal to the Liquidation Value of the Series C Preferred Stock to be converted divided by a conversion price (as adjusted as hereinafter provided, the "Conversion Price") which initially shall be $.80.

          (b) Conversion of the Series C Preferred Stock as permitted by Section 6(a) hereof may be effected by any holder of shares of Series C Preferred Stock upon the surrender to the Corporation at its principal office or at such other office or agency maintained by the Corporation for that purpose of the certificate for the Series C Preferred Stock to be converted accompanied by a written notice substantially in the form of Exhibit A attached hereto, stating that such holder elects to convert all such shares in accordance with the provisions of this Section 6 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation will pay any and all issue transfer and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series C Preferred Stock pursuant hereto (except taxes payable because the Common Stock is issued in a new name). As promptly as practicable, and in any event within ten (10) Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of shares of Series C Preferred Stock being converted shall be entitled, and (ii) payment of all amounts to which a holder is entitled pursuant to Sections 6(c) and 6(e) hereof. Such conversion shall be deemed to have been made at the close of business on the Business Day of giving of such notice and of such surrender of the certificate or certificates representing the shares of Series C Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock and cash in accordance herewith, and the Person (as hereinafter defined) entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

          (c) The Conversion Price shall be subject to adjustment for certain events as hereinafter provided. Prior to the conversion of any shares of Series C Preferred Stock, the holder thereof shall be entitled to receive, out of funds legally available therefor, in cash all accrued unpaid dividends declared by the Board of Directors payable up to and including the date fixed for conversion.

          (d) The Corporation shall use its reasonable best efforts to increase the authorized number of shares of Common Stock to permit the conversion of all outstanding shares of Series C Preferred Stock, and, thereafter, shall reserve and keep available, free from liens, charges and security interests and not subject to any preemptive rights, for issuance upon conversion of the Series C Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to


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

     time be sufficient to permit the conversion of all outstanding shares of Series C Preferred Stock.

           (e) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Series C Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Series C Preferred Stock based upon the total number of shares surrendered for conversion by such holder at such time, the number of shares of Common Stock to be issued shall be rounded downward to the next lowest number of whole shares and the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the conversion date as determined in good faith by the Board of Directors. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the Liquidation Value of all of the shares of Series C Preferred Stock so surrendered.

           (f) The Conversion Price shall be subject to adjustment as follows in case the Corporation shall at any time or from time to time after the date of the original issuance of the Series C Preferred Stock (A) pay a dividend or make a distribution in shares of Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock, (C) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, or (D) otherwise issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Price shall be adjusted so that the holder of any shares of Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series C Preferred Stock been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this Section 6(f) shall become applicable (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution; provided, however, that an adjustment made pursuant to this Section 6(f) shall be reversed if such dividend or distribution is not paid or made and (y) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. Such adjustment shall be made successively.

           (g) In case of (x) any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification to which Section 6(f) hereof shall apply), or (y) any merger or consolidation of the Corporation with or into another Person, or (z) any sale or conveyance to another Person of all or substantially


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

     all of the assets of the Corporation , in each case which is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or other property (whether such stock, securities, or other property are issued or distributed by the Corporation or any other person) with respect to or in exchange for Common Stock (each of the foregoing being referred to as a "Transaction"), each share of Series C Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series C Preferred Stock was convertible immediately prior to such Transaction (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Transaction).

         Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, (i) the Surviving Person (as hereinafter defined) shall agree that the shares of Series C Preferred Stock shall be treated as provided in the first paragraph of this Section 6(g) and the agreements governing such Transaction shall so provide, and (ii) the Surviving Person thereof shall assume, by written instrument the obligation to deliver to such holder such cash or other securities to which, in accordance with the foregoing provisions, such holder is entitled.

           (h) In any case, if necessary, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 6 with respect to rights and interests thereafter of the holders of shares of Series C Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of Series C Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities (other than the Common Stock) and property deliverable upon conversion of the shares of Series C Preferred Stock remaining outstanding with such adjustments in the Conversion Price and such other adjustments in the provisions hereof as the Board of Directors shall in good faith determine to be appropriate. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 6 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

           (i) If the Corporation shall pay any dividend or make any other distribution to the holders of its Common Stock or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall be any Transaction, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases the Corporation shall, unless such notice is waived by the holders of a majority of the outstanding shares of Series C Preferred Stock, give at least ten days prior written notice to the holders of Series C Preferred Stock by first-class mail, postage prepaid, to each holder at its address as it appears in the records of the Corporation of the earlier of the dates on which (i) a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such Transaction, dissolution, liquidation or winding up shall take place. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Transaction or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give such notice shall not invalidate any action so taken.

           (j) Upon the occurrence of any event specified in Section 6(f) hereof that would result in any adjustment of the Conversion Price, then, and in each such case, the Corporation shall promptly deliver by first-class mail, postage prepaid, to each holder of shares of Series C Preferred Stock at its address as it appears in the records of the Corporation, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the conversion rate then in effect following such adjustment. Where appropriate, such notice to the holders of Series C Preferred Stock may be given in advance and included as part of the notice required pursuant to Section 6(i) hereof.

         7. No Preemptive Rights. No holder of Series C Preferred Stock shall have any preemptive or preferential right of subscription to any shares of stock of the Corporation, or to options, warrants or other interests therein or therefor, or to any obligations convertible into stock of the Corporation, issued or sold, or any right of subscription to any thereof.

         8. Certain Restrictions. So long as any Series C Preferred Stock is outstanding, the Corporation shall not, without the consent of holders of two-thirds of the then outstanding shares of Series C Preferred Stock, (i) purchase, redeem or otherwise acquire any shares of the outstanding Junior Stock of the Corporation other than redemptions or acquisitions of (a) the 12.5% Preferred Stock in accordance with the terms of the Certificate of Incorporation, (b) restricted stock, the issuance and repurchase of which has been approved by the Board of Directors or any committee thereof, and
     (c) Common Stock from health service organizations in partial consideration of the settlement of claims asserted by the Corporation related to services agreement by and between the Corporation and such health service organizations, the acquisition of which has been approved by the Board of Directors or any committee thereof; (ii) issue any class or series of any class of capital stock which ranks prior to or on a parity with the Series C Preferred Stock with respect to dividend rights or rights on liquidation, winding-up or dissolution of the Corporation; (iii) amend, alter or change the preferences or rights of any series or class of capital stock of the Corporation (including the Series C Preferred Stock) or the qualifications, limitations or restrictions thereof if such amendment, alteration or

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     change adversely affects the preferences or rights of the Series C
     Preferred Stock; (iv) amend the Corporation's Certificate of Incorporation or the Corporation's Amended and Restated Bylaws, as amended, in a manner that would adversely affect the holders of the Series C Preferred Stock; or
     (v) increase the number of authorized shares of Series C Preferred Stock.

     9. Protection of Series C Preferred Stock Rights. Any holder of Series C Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision herein or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

     10. Certain Definitions.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are authorized to be closed.

     "Person" means an individual, corporation, partnership, limited liability company, trust, association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Surviving Person" means the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series C Preferred Stock or Common Stock of the Corporation is exchanged or converted into the securities of any other Person or the right to receive cash of any other property.

                  [Remainder of Page Intentionally Left Blank]




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         IN WITNESS WHEREOF, this Certificate is signed as of the 10th day of
May 2003.


                                            OPTICARE HEALTH SYSTEMS, INC.

                                            By: /s/ Dean J. Yimoyines
                                                -----------------------------
                                            Name: Dean J. Yimoyines, M.D.
                                            Title: CEO











































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                                    EXHIBIT A

                        [To Certificate of Designations]

                              NOTICE OF CONVERSION

  (To Be Executed By The Registered Holder In Order to Convert Shares Series C
                                Preferred Stock)

     The undersigned hereby irrevocably elects to convert _______ shares of the Series C Preferred Stock, par value $0.001 per share (the "Series C Preferred Stock"), of OptiCare Health Systems, Inc., a Delaware corporation (the "Corporation"), into shares of common stock of the Corporation, par value $0.001 per share (the "Common Stock"), in accordance with the terms and conditions set forth in the Certificate of Designations, Rights and Preferences of the Series C Preferred Stock. The certificate(s) representing the Common Stock should be issued in the name(s) of ______________________________.

                                          Signature _______________________

                                          Address _________________________

                                          Dated:  ______________ ___, _____.



















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